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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Landacorp, Inc. (the "Company") of our report dated February 16, 2000, relating to the financial statements of the Company, which appear in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of the Company of our report dated September 29, 2000, relating to the financial statements of PatientCentrix, Inc., and of our report dated January 9, 2001 relating to the financial statements of ProMedex Inc., which appears in the Company's Current Report on Form 8-K/A filed January 10, 2001.


/s/  PricewaterhouseCoopers LLP

Sacramento, California
March 22, 2001